Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:

Strikeforce Technologies, Inc.

2. Article(s) 10 and 11 is amended as follows:

Article 10: The aggregate number of shares or other ownership units which it has the authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class: 100,000,000 common, with par value of $.0001; 10,000,000 preferred, par value $.10; 100 Series A Preferred Stock, 100,000,000 Series B Preferred Stock.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

NA

4. The amendment was adopted on 10/11/2011 .
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

The amendment was duly approved by the Board of Directors and shareholder approval was not required.

OR

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

6. If an amendment was approved by the shareholders:

(A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: [ ] and the number of votes of each voting group indisputably represented at the meeting: [ ]

AND

(B) Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment **OR** the total number of undisputed votes cast for the amendment by each voting group and a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group:

[ ]

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

[ ]

Signature: [signature]

Date: 01/10/2011
(mm/dd/yyyy)

Print Name: Mark Kay

Title: Director and Chief Executive Officer

Contact Person: Mark Kay

Daytime Phone Number: (732) 661-9641 Email: marklkay@strikeforcetech.com

Checklist

- ✓ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ✓ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- ✓ Please submit one **originally signed** document and one exact photocopy of the filing.

AMENDMENT TO THE BYLAWS OF STRIKEFORCE TECHNOLOGIES INC.

Pursuant to Article VIII of the Bylaws of Strikeforce Technologies Inc. and Wyo. Rev. Stat. § 17-16-1020, the following action is taken and approved by the Board of Directors of the corporation by majority written consent as if a meeting had been properly called and held and all the directors were present at the meeting and voted in favor of such action:

A majority of the Directors of Strikeforce Technologies Inc. have approved the following amendments to Article II, Stock, of the Bylaws of the corporation.

A new Article II, Section 6 to the Bylaws is added as follows:

ARTICLE II, SECTION 6.

Article II, Section 6(a) SERIES A PREFERRED STOCK

The preferred stock of the corporation shall be designated as "Series A Preferred Stock." The number of shares of "Series A Preferred Stock" shall be one hundred ("100"). All Series A Preferred Stock shall collectively have voting rights equal to eighty percent ("80%") of the total outstanding common or other preferred stock of the corporation that has been issued or that may be issued at any future date. The Board of Directors of the corporation may issue the "Series A Preferred Stock" through subscription agreements and this issuance of the Series A Preferred Stock will not require a certificate or the use of a transfer agent.

Article II, Section 6(b) CONVERSION RIGHTS

If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of the total number of shares of Common Stock which are issued and outstanding at the time of

conversion, plus the total number of shares of Series B or other preferred stocks which are issued and outstanding at the time of conversion.

ARTICLE II, SECTION 7

Article II, Section 7(a) DESIGNATION AND NUMBER OF SERIES B PREFERRED STOCK.

One hundred million ("100,000,000") shares of Series B Preferred Stock, par value $0.10 per share (the "Series B Preferred Stock"), are authorized pursuant to Articles 10 and 11 of the Corporation's Amended Certificate of Incorporation (the "Series B Preferred Stock" or "Series B Preferred Shares").

Article II, Section 7(b) ISSUANCE.

The Series B Preferred Stock may be issued, without a formal meeting and from time to time, by the Board of Directors on a vote of a majority of the Board.

Article II, Section 7(c) DIVIDENDS.

The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

Article II, Section 7(d) LIQUIDATION RIGHTS.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000.00, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment

of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

Article II, Section 7(e) CONVERSION.

Each share of Series B Preferred Stock shall be convertible at par value $0.10 per share (the "Series B Preferred"), at any time, and/or from time to time, into the number of shares of the Corporation's common stock, par value $0.0001 per share (the "Common Stock"), equal to the price of the Series B Preferred Stock as stated in 2.6 of the Bylaws, divided by the par value of the Series B Preferred, subject to adjustment as may be determined by the Board of Directors from time to time (the "Conversion Rate"). Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder's intention to convert the shares of Series B Stock, together with the holder's stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the

certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitting such conversion notice.

Article II, Section 7(f) VOTING RIGHTS.

Each share of Series B Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Company.

Article II, Section 7(g) PRICE.

The initial price of each share of Series B Preferred Stock shall be $2.50. The price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed as an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

Article II, Section 7(h) LOCK-UP RESTRICTIONS ON CONVERSION.

Shares of Series B Preferred Stock may not be converted into shares of Common Stock for a period of: a) three (3) months after purchase.

Adopted this ____________ day of JANUARY, 2011.

By all the Directors of the corporation.

Attest:

Mark Kay, Director and Chief Executive Officer